For more information:	Investor Relations;

John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239

650-357-3500

EFI Reports Second Quarter 2006 Results
Revenues $137.3 million, GAAP EPS $0.18, Non-GAAP EPS $0.28

Foster City, Calif. – July 19, 2006 – EFI (Nasdaq: EFII), the world leader in digital controllers, super-wide format printers and inks and print management solutions, announced today that for the quarter ended June 30, 2006, revenue was $137.3 million, up 38.7% compared to second quarter 2005 revenue of $99.0 million. For the six months ended June 30, 2006, revenue was $271.6 million, up 50% compared to $181.0 million for the same period last year.

Non-GAAP net income was $18.2 million or $0.28 per diluted share in the second quarter of 2006, up 127% from $8.0 million, or $0.14 per diluted share for the same period in 2005.

Non-GAAP net income was $36.2 million or $0.56 per diluted share for the six months ended June 30, 2006, up 207% from $11.8 million or $0.21 per diluted share for the same period in 2005.

GAAP net income was $11.8 million or $0.18 per diluted share in the second quarter of 2006, compared to a net loss of $33.3 million or $0.61 per diluted share for the same period in 2005.

GAAP net income was $24.0 million or $0.38 per diluted share for the six months ended June 30, 2006, compared to a net loss of $33.9 million or $0.63 per diluted share for the same period in 2005.

Non-GAAP net income is computed by adjusting GAAP net income by the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses as well as other non-recurring charges and gains.

“We are pleased that our second quarter results still came within our previously stated range despite being impacted by timing issues surrounding controller product introductions by our OEM partners,” said Guy Gecht EFI CEO. “While these delays impacted our second half outlook, their effect was minimized by our increasingly diversified product portfolio.  Longer term, the strong fundamentals of our overall business, the number of imminent new product introductions and the strength in our VUTEk line of products point to a strong fourth quarter and continued momentum into 2007.”

Outlook for the second half of 2006

•	For the second half of 2006 the company expects revenues in the range of $290 million to $300 million.

•	For the third quarter of 2006 the company expects revenues in the range of $140 million to $143 million.

•	For the third quarter, the company expects non-GAAP earnings per share of $0.30-$0.32. In the third quarter the company plans to align the manufacturing and distribution of several product lines with its controller business. This change is expected to result in a third quarter non-cash tax charge of $32 million. This charge will be excluded from our non-GAAP results. The charge will result in a GAAP loss estimated to be in the range of $0.42 to $0.44 per share. The charge is expected to result in a cash payment in the fourth quarter of approximately $7 million. We anticipate this change will result in a reduction of our GAAP and pro-forma effective tax rates beginning in 2007. The company will provide more information on its 2007 tax rate in upcoming quarters.

•	For the fourth quarter of 2006 the company expects revenues in the range of $150 million to $157 million.

•	For the fourth quarter, the company expects non-GAAP earnings per share of $0.38 to $0.43. GAAP earnings are estimated to be $0.24 to $0.29 per share.

GAAP net income outlook includes an estimated charge related to the implementation of FAS 123R. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates include the 9.1 million shares related to the company’s contingently convertible debt when the inclusion of these shares is dilutive to earnings.

Reconciliation of non-GAAP to GAAP EPS estimates	Three Months Ended September 30, 2006		Three Months Ended December 31, 2006
Non-GAAP EPS estimate	$0.30	$0.32	$0.38	$0.43
Amortization of acquisition-related intangibles – pre tax	$(0.15)	$(0.15)	$(0.13)	$(0.13)
Amortization of stock based compensation – pre tax	$(0.10)	$(0.10)	$(0.08)	$(0.08)
One time non-cash tax charge	$(0.56)	$(0.56)	—	—
Tax effect of non-GAAP adjustments	$0.07	$0.07	$0.07	$0.07

GAAP EPS estimate	$(0.44)	$(0.42)	$0.24	$0.29

EFI will discuss the company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Non-GAAP Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a non-GAAP measure of net income that is GAAP net income adjusted to exclude certain recurring and non-recurring costs, expenses and gains. Our non-GAAP net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income with the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses as well as non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

The statements, “While these delays impacted our second half outlook, their effect was minimized by our increasingly diversified product portfolio.  Longer term, the strong fundamentals of our overall business, the number of imminent new product introductions and the strength in our VUTEk line of products point to a strong fourth quarter and continued momentum into 2007” and “For the second half of 2006 the company expects revenues in the range of $290 million to $300 million” and “For the third quarter of 2006 the company expects revenues in the range of $140 million to $143 million” and “For the third quarter, the company expects non-GAAP earnings per share of $0.30-$0.32. In the third quarter the company plans to align the manufacturing and distribution of several product lines with its controller business. This change is expected to result in a third quarter non-cash tax charge of $32 million. This charge will be excluded from our non-GAAP results. The charge will result in a GAAP loss estimated to be in the range of $0.42 to $0.44 per share. The charge is expected to result in a cash payment in the fourth quarter of approximately $7 million. We anticipate this change will result in a reduction of our GAAP and pro-forma effective tax rates beginning in 2007. The company will provide more information on its 2007 tax rate in upcoming quarters” and “For the fourth quarter of 2006 the company expects revenues in the range of $150 million to $157 million” and “For the fourth quarter, the company expects non-GAAP earnings per share of $0.38 to $0.43. GAAP earnings are estimated to be $0.24 to $0.29 per share” and ”GAAP net income outlook includes an estimated charge related to the implementation of FAS 123R” and “This estimate is subject to change”, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world-wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt; (15) our ability to successfully integrate VUTEk’s business with our own without operational disruption to their business or ours, loss of sales, unexpected costs or adverse impact on relations with customers or suppliers; (16) our financial results as filed on Form 10-Q and Form 10-K may differ from the results included in our earnings press releases due to the complexity in accounting rules and (17) other risk factors listed from time to time in the Company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the section entitled “Factors That Could Adversely Affect Performance” of EFI’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in digital controllers, superwide format printers and inks and print management solutions. EFI’s award-winning technologies offer end to end, integrated document management tools from creation to print, including high fidelity color Fiery® print servers that can output up to 2000 ppm; VUTEk superwide digital inkjet printers and UV and solvent inks capable of printing on flexible and rigid substrates; powerful print production workflow and management information software solutions for increased performance and cost efficiency; and an array of corporate printing solutions. EFI’s integrated solutions connect seamlessly, delivering unbeatable performance, cost savings and increased productivity. EFI maintains 23 offices worldwide.

Electronics for Imaging, Inc.
	Three Months Ended		Six Months Ended
Consolidated Statements of Income	June 30,		June 30,
(in thousands, except per share data)
(unaudited)	2006	2005	2006	2005

Revenue	$137,338	$99,036	$271,603	$181,039
Cost of revenue	54,818	37,309	107,942	66,103

Gross profit	82,520	61,727	163,661	114,936

Operating expenses:
Research and development	30,331	27,176	61,891	53,555
Sales and marketing	25,641	18,356	48,751	35,194
General and administrative	11,882	8,592	18,156	16,085
Severance expense	—	—	—	2,685
In-process research and development	—	38,200	—	38,200
Amortization of identified intangibles and other acquisition related charges	8,990	5,286	18,054	8,462

Total operating expenses	76,844	97,610	146,852	154,181

Income (loss) from operations	5,676	(35,883)	16,809	(39,245)
Gain on sale of product lines	6,995	—	6,995	—
Total Interest income and other income, net	3,991	1,953	7,645	4,472
Interest income and other income, net	10,986	1,953	14,640	4,472

Income (loss) before income taxes	16,662	(33,930)	31,449	(34,773)
Provision for (benefit from) income taxes	4,907	(653)	7,438	(838)

Net income (loss)	$11,755	$(33,277)	$24,011	$(33,935)

Diluted EPS calculation

Net income (loss)	$11,755	$(33,277)	$24,011	$(33,935)

After-tax adjustment of convertible debt-related costs	750	—	1,500	—

Income (loss) for purposes of computing diluted net income (loss) per share	$12,505	$(33,277)	25,511	$(33,935)

Net income (loss) per diluted common share	$0.18	$(0.61)	$0.38	$(0.63)

Shares used in diluted per share calculation	67,753	54,143	67,734	54,055

Electronics for Imaging, Inc.
Reconciliation of Reported GAAP Net Income to Non-GAAP	Three Months Ended June
Net Income	30,		Six Months Ended June 30,
(in thousands, except per share data) (unaudited)	2006	2005	2006	2005
GAAP Net income (loss)	$11,755	$(33,277)	$24,011	$(33,935)

In-process research and development expense	—	38,200	—	38,200
Amortization of acquisition-related intangibles	8,990	5,286	18,054	8,462
Severance expense	—	—	—	2,685
Gain on sale of product lines	(6,995)	—	(6,995)	—
Adjustment to allowance for bad debt	—	—	(3,773)	—
Stock based compensation expense – Cost of revenue	365	18	658	18
Stock based compensation expense – Research and development	1,702	132	3,343	132
Stock based compensation expense – Sales and marketing	721	29	1,280	29
Stock based compensation expense – General and administrative	2,797	415	4,187	415
Loss on securities liquidated to fund acquisition	—	540	—	540
Tax effect of non-GAAP adjustments	(1,153)	(3,323)	(4,609)	(4,763)

Non-GAAP net income	18,182	$8,020	36,156	$11,783

After-tax adjustment of convertible debt-related expense	750	749	1,500	1,499

Income for purposes of computing diluted non-GAAP net income per share	$18,932	$8,769	$37,656	$13,282

Non-GAAP net income per diluted common share	$0.28	$0.14	$0.56	$0.21

Shares used in per share calculation	67,753	63,700	67,734	63,471

Electronics for Imaging, Inc.
Consolidated Balance Sheets (unaudited)
	June 30,	December 31,
(in thousands)	2006	2005
Assets
Cash, cash equivalents and short-term investments	$497,466	$469,616
Accounts receivable, net	92,932	67,926
Inventories, net	26,576	25,874
Other current assets	33,161	32,267

Total current assets	650,135	595,683
Property and equipment, net	51,898	49,600
Restricted investments	88,580	88,580
Goodwill	190,234	189,667
Intangible assets, net	133,846	153,722
Other assets	4,689	5,276

Total assets	$1,119,382	$1,082,528

Liabilities & Stockholders’ equity
Accounts payable	$37,180	$30,937
Accrued and other liabilities	79,160	88,035
Income taxes payable	4,705	16,327

Total current liabilities	121,045	135,299
Long term deferred tax liability	12,663	530
Long-term obligations	240,000	240,000

Total liabilities	373,708	375,829

Common stock	682	662
Additional paid-in capital	445,366	403,379
Treasury stock	(243,594)	(214,722)
Retained earnings	543,220	517,380

Total stockholders’ equity	745,674	706,699

Total liabilities and stockholders’ equity	$1,119,382	$1,082,528

Revenue Break-Down
(in thousands) (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
Revenue by Product	2006	2005	2006	2005
Controller products	$75,748	$68,973	$151,501	$133,584
Wide format digital inkjet products	42,427	11,615	82,294	11,615
Professional printing applications	19,163	18,448	37,808	35,840

Total	$137,338	$99,036	$271,603	$181,039

Revenue by Geographic Area
North America	$70,722	$56,442	$138,450	$104,809
Europe	39,781	26,086	79,785	45,795
Japan	14,406	11,147	27,897	20,945
Rest of World	12,429	5,361	25,471	9,490

Total	$137,338	$99,036	$271,603	$181,039